Free Writing Prospectus

Pursuant to Rule 433

Dated October 17, 2012

Registration Nos. 333-170956 and 333-170956-05

Nissan Auto Lease Trust 2012-B

Pxg Details $750mm NALT 2012-B (NISSAN AUTO LEASE)

JOINT LEADS: JPM (STRUC), BAML, SG	100% POT
CO-MANAGERS: BTMU, CA, Citi, Mizuho

CLS	$AMT(mm)	WAL	MDY/FTCH	L.FIN	Pxg	%	COUP	PX
A1	107.000	0.31	P-1/F1+	10/15/13	0.25%	0.25	0.25	100.00000
A2a	143.000	1.30	Aaa/AAA	06/15/15	EDSF+13	0.453	0.45	99.99668
A2b	196.000	1.30	Aaa/AAA	06/15/15	1ML+10		L+10	100.00000
A3	214.000	2.05	Aaa/AAA	11/16/15	IS+20	0.583	0.58	99.99534
A4	90.000	2.41	Aaa/AAA	09/17/18	IS+33	0.750	0.74	99.97890

EXPECTED PRICING:	Pxd
EXPECTED SETTLE:	10/24/2012
EXPECTED RATINGS:	MOODY’S/FITCH
ERISA ELIGIBLE:	YES
REGISTRATION:	SEC REGISTERED
FIRST PAY DATE	11/15/12
MIN DENOMS:	25K X 1K
CUSIP:	CLASS A1 - 65476L AA9 CLASS A2a -65476L AB7 CLASS A2b -65476L AE1 CLASS A3- 65476L AC5 CLASS A4- 65476L AD3
BILL & DELIVER:	J.P.MORGAN

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-669-7629 or emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.